Exhibit 99.1

Starwood Property Trust Further Expands Board of Directors with Appointment of Deborah Harmon

GREENWICH, Conn., April 10, 2023 /PRNewswire/ -- Starwood Property Trust, Inc. (NYSE: STWD) (“the Company”) today announced that the Board of Directors has appointed Deborah L. Harmon to serve as an independent director. The appointment is effective immediately and Ms. Harmon will stand for election to the Board at the 2023 annual meeting of shareholders to be held on May 18, 2023. The addition of Ms. Harmon brings the total number of Board members to nine, seven of whom are independent directors.

“We are thrilled to further expand our Board of Directors with Debbie’s addition as a director. Debbie brings proven and successful real estate experience that will offer additional perspective and insight to the Board and management. This appointment further emphasizes our ongoing commitment to strong governance,” stated Barry Sternlicht, Chairman and CEO of Starwood Property Trust.

“Continuing to diversify the Board of Directors at Starwood Property Trust ensures strong alignment with our shareholders. Given the long success of Debbie’s real estate focused career, we are excited to gain access to her valuable knowledge as a member of the Board,” commented Richard D. Bronson, Lead Independent Director.

“Joining the Board of Directors of Starwood Property Trust is a compelling opportunity given the Company’s unique positioning and track record of success. I look forward to contributing as the Company continues to pursue its goal to build the leading multi-cylinder real estate and infrastructure finance platform,” stated Ms. Harmon.

Ms. Harmon is Co-Founder and Chief Executive Officer of Artemis Real Estate Partners (“Artemis”), a real estate private equity firm with more than $9 billion of capital raised since inception across core, core plus, value-add and opportunistic strategies. Ms. Harmon co-founded Artemis Real Estate Partners in 2009. She has oversight responsibility for the firm, establishing and managing the firm’s strategic direction. Prior to co-founding Artemis, Ms. Harmon spent 17 years establishing and leading the principal investing business at J.E. Robert Companies, Inc., a global real estate investment firm where she was President and Chief Investment Officer from 1997 until her departure in 2007.

Ms. Harmon currently serves as Chairperson of the Pension Real Estate Association Foundation, and as a member of the Board of Directors of Urban Alliance and Seizing Every Opportunity (SEO). She serves on the Advisory Council for the NYU Stern Center for Business and Human Rights and as a member of the Council on Foreign Relations. Ms. Harmon was previously appointed by President Obama to serve as a Commissioner for the White House Fellows program and was a member of the Board of Directors for Forest City Enterprises and Avis Group Holdings [NYSE: AVI]. She is a former Trustee of the Urban Land Institute, and previously served on the Board of Directors of the Pension Real Estate Association and Women for Women International. Ms. Harmon was recognized in 2020 by Barron’s on its inaugural list of the 100 Most Influential Women in U.S. Finance, and was recognized by EY as an Entrepreneur of the Year® 2019 Mid-Atlantic Award winner and National Finalist.

She earned a Bachelor of Arts degree from Johns Hopkins University and a Master of Business Administration from The Wharton School of the University of Pennsylvania.

About Starwood Property Trust, Inc.

Starwood Property Trust (NYSE: STWD), an affiliate of global private investment firm Starwood Capital Group, is a leading diversified finance company with a core focus on the real estate and infrastructure sectors. As of December 31, 2022, the Company has successfully deployed $94 billion of capital since inception and manages a portfolio of over $28 billion across debt and equity investments. Starwood Property Trust's investment objective is to generate attractive and stable returns for shareholders, primarily through dividends, by leveraging a premiere global organization to identify and execute on the best risk adjusted returning investments across its target assets. Additional information can be found at www.starwoodpropertytrust.com.

Contact:

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com